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                                                                   Exhibit 10.23


                   MUTUAL TERMINATION AND SETTLEMENT AGREEMENT


      WHEREAS, The Johns Hopkins University, a Maryland corporation, acting through its Applied Physics Laboratory having a place of business at 11100 Johns Hopkins Road, Laurel, MD 20723-6099 (hereinafter "JHU/APL"), and Akorn, Inc. (hereinafter "Akorn"), a Louisiana corporation, having a place of business at 2500 Millbrook Drive, Buffalo Grove, IL 60089, entered into a license agreement effective April 26, 2000, as amended by Amendment No. 1, effective July 15, 2001, (hereinafter collectively "License") as relates to the JHU/APL PATENT RIGHTS, as defined therein; and

      WHEREAS, JHU/APL is the sole owner of the entire right, title, and interest in and to the JHU/APL PATENT RIGHTS, as defined in the License; and

      WHEREAS, by letter dated January 16, 2002, JHU/APL provided notice of breach/default of the License to Akorn; and

      WHEREAS, Akorn filed suit on March 29, 2002 against The Johns Hopkins University in the United States District Court for the Northern District of Illinois ("the Court"), Civil Action No. 02C 2299 ("the Action"), seeking among other relief a declaration from the Court that Akorn had not breached the License; and

      WHEREAS, JHU/APL and Akorn now mutually desire to terminate the License and settle the Action;

      Now, therefore, in consideration of the premise and the mutual covenants and agreements herein contained, and for good and valuable consideration, the sufficiency and receipt of which is hereby mutually acknowledged, and intending to be legally bound hereby, the parties hereto do covenant and agree as follows:

      (1) The License is by mutual agreement hereby terminated and of no further effect, with each party having no recourse against the other as to the License. Hereafter, Akorn shall have no right or license in the JHU/APL PATENT RIGHTS, as defined in the License. Both JHU/APL and Akorn shall be free to pursue business arrangements relating to technologies for the treatment of age-related macular degeneration subject only to the terms of this Agreement and applicable laws and regulations.

      (2) Akorn shall be entitled to retain the $300,000 comprising the final $300,000 installment of the license execution fee payment due under Section 4.2b) of the License.

      (3) JHU/APL shall pay to Akorn fifteen percent (15%) of all cash payments and twenty percent (20%) of all equity received by JHU/APL from any licensee of the U.S. JHU/APL PATENT RIGHTS less any cash or equity returned by JHU/APL to such licensee, the combined total of all such cash and equity payments made by JHU/APL to Akorn not to exceed One Million Twenty-Five Thousand Dollars ($1,025,000). JHU/APL agrees that it will accept only cash or equity as consideration from any licensee for a license under the U.S. JHU/APL PATENT RIGHTS. JHU/APL further agrees that it will instruct any licensee to issue any equity due under this Agreement to Akorn directly to Akorn in Akorn's name, and JHU/APL will include as a provision in any license agreement with such licensee the requirement that the licensee issue such equity in that fashion to Akorn. Akorn agrees to accept such equity from such licensee, and is not aware of any facts, circumstances, or reasons why such licensee would not or could not issue any such equity in that fashion to Akorn, PROVIDED, HOWEVER, that in the event that such licensee does not issue any such equity to Akorn, JHU/APL will promptly transfer the corresponding cash equivalent in lieu of equity to Akorn. The first of such payments totaling One Hundred Twenty-Five Thousand Dollars ($125,000) in cash shall be made by JHU/APL to Akorn within thirty (30) days of the effective date of this Agreement and JHU/APL shall make such first payment regardless of whether any payments have been or will be received by JHU/APL from any licensee of the U.S. JHU/APL PATENT RIGHTS. All remaining of such payments shall be made by JHU/APL to Akorn only after receipt of cash payments or equity from a licensee and then within thirty (30) days of the end of each calendar quarter for cash payments and equity received from a licensee during that quarter. Such payments made to Akorn shall be in kind, that is, 15% of any cash received from a licensee shall be made in cash to Akorn and 20% of any equity received from a licensee shall be made in equity to Akorn. Furthermore, the first payment of $125,000 in cash made by JHU/APL to Akorn, as required above, shall be considered an advance towards cash payments but not equity due Akorn and, therefore, JHU/APL shall be entitled to a dollar for dollar credit against such future cash payments due Akorn up to $125,000.

      (4) JHU/APL shall make and retain, for a period of three (3) years following each payment required by paragraph (3), true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of the payments required in paragraph (3). Such books and records shall be in accordance with generally accepted accounting principles consistently applied. JHU/APL shall forward to Akorn a copy of any license agreement entered into by JHU/APL relating to the U.S. JHU/APL PATENT RIGHTS within ten (10) days of entry into such an agreement. JHU/APL shall also permit the inspection and copying of such records, files and books of account by Akorn or its agents during regular business hours upon ten (10) business days' written notice to JHU/APL. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by Akorn, provided that if any such inspection shall reveal that an error has been made in the amount equal to five percent (5%) or more of such payment, such costs shall be borne by JHU/APL.



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
      (5) Except for the rights, duties, and obligations arising under this Agreement and the JHU/APL PATENT RIGHTS, each party hereto hereby completely releases, acquits, and forever discharges and covenants not to sue the other party hereto, including the other party's parents, subsidiaries, divisions, and affiliates, and the other party's current and former directors, officers, and employees, as well as the other party's representatives, distributors, customers, dealers, attorneys, and agents, from all asserted and unasserted claims (including claims for damages, costs, expenses, and/or attorneys fees) arising from the actions of the parties occurring prior to the effective date of this Agreement which each party hereto has now or may have in the future against the other party hereto, including the other party's parents, subsidiaries, divisions, and affiliates, and the other party's current and former directors, officers, and employees, as well as the other party's representatives, distributors, customers, dealers, attorneys, and agents including but not limited to any and all claims relating to the License or otherwise relating to or arising out of the facts and circumstances giving rise to the Action.

      (6) Within seven (7) days of the execution of this Agreement, the parties will dismiss the Action with prejudice by filing with the Court a fully executed Stipulation and Order of Dismissal with Prejudice.

      (7) As of the effective date of this Agreement and, thereafter, the parties hereto, and their employees, agents, and attorneys, shall keep confidential the terms of this Agreement, except that the parties and their attorneys may make such disclosures as may be required by law, financial reporting and disclosure requirements and generally accepted accounting principles (including but not limited to reporting requirements for publicly traded corporations and lender disclosure requirements), or by court order. Upon inquiry, the parties and their attorneys may respond that the License and the Action have been amicably terminated and settled, respectively. Additionally, the parties agree that neither party shall provide negative commentary to any third parties on the other party's technology related to the License including the JHU/APL PATENT RIGHTS except that factual results of any research may be released to third parties if not otherwise subject to an obligation of confidentiality.

      (8) This Agreement constitutes the complete, final, and entire understanding of the parties with respect to the subject matter hereof, and the parties shall not be bound by any terms, covenants, conditions, or representations not expressly contained herein with respect to the subject matter hereof. This Agreement may not be modified except by an agreement in writing signed by all parties.

      (9) A waiver of any term or condition contained in this Agreement shall not be effective unless made and/or confirmed in the writing by all of the parties; unless such writing expressly states otherwise, no such waiver shall be construed as a waiver of a subsequent breach or failure of the term or condition or a waiver of any other term or condition contained in this Agreement.


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
      (10) The parties agree that this Agreement shall be construed, applied, and interpreted in accordance with the laws of the State of Maryland, including in relation to all matters of formation, interpretation, construction, validity, performance, and enforcement, and without regard to conflict of law provisions. In the event any dispute whatsoever arises which related to or concerns in any way the terms and conditions of this Agreement and/or the performance by the parties of their respective obligations hereunder, such dispute will be subject to the jurisdiction and venue of the U.S. District Court for the District of Maryland, Northern Division.

      (11) No determination by any court, governmental or administrative body, or otherwise that any provisions of this Agreement or any amendment hereof is illegal, invalid, or unenforceable in any instance shall affect the validity or enforceability of (i) such provision in any circumstance not controlled by such determination or (ii) any other provision of the Agreement. Each provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed whenever possible as being consistent with, applicable law. In the event any provision of this Agreement is declared illegal, invalid, or unenforceable, the remainder of the Agreement shall continue in full force and effect.

      (12) Each of the parties shall be responsible for its respective fees and expenses, including court costs, legal fees, and expert fees that are related to or arise out of the Action.

      (13) There shall be no right to set-off any payment due under this Agreement against any payment arising out of any other contract, agreement, or controversy between JHU/APL, on the one hand, and Akorn, on the other hand.

      (14) The terms of this Agreement are contractual, and the parties hereto represent and warrant that they possess the full and complete authority to covenant and agree as provided herein, and further represent and warrant that they have full and complete authority to execute this Agreement. In addition, the individuals executing this Agreement on behalf of the respective parties warrant and represent that they have been duly authorized and empowered to execute this Agreement on behalf of their respective parties.

      (15) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective subsidiaries, affiliates, divisions, parents, successors, permitted assigns, trustees, officers, directors, employees, attorneys, and agents. Except as set forth in the preceding sentence, nothing in this Agreement is intended to confer, expressly or by implication, upon any person or entity other than the parties to this Agreement, any right or remedies under or by reason of this Agreement. Neither party hereto shall assign its rights and/or obligations under this Agreement without the prior written consent of the other party hereto.


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
      (16) This Agreement is intended to be and is a settlement and compromise of disputed claims. The execution of this Agreement, and the exchange of consideration, releases, and other actions provided herein, are not to be construed as any admission or concession on the part of any party with respect to any liability, claim, counterclaim, or defense.

      (17) Each party and counsel for each party have reviewed and approved this Agreement, and accordingly any presumption or other rule of construction that any ambiguities be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

      (18) The parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be reasonably necessary or appropriate to give full force and effect to the terms of this Agreement.

      IN WITNESS WHEREOF the respective parties hereto have executed this Agreement in duplicate originals by their duly authorized officers to be effective as of the date of the last party to execute this Agreement.



AKORN, INC.                         THE JOHNS HOPKINS UNIVERSITY
                                    Applied Physics Laboratory

By                                  By
   ---------------------------         ---------------------------------
      Ben Pothast                         Ruth E. Nimmo
      Chief Financial Officer             Assistant Director, Operations

Date                                Date
     -------------------------           -------------------------------


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